INFORMATION
 101 South Hanley Road
 St. Louis, Missouri 63105
 314-863-1100



                                                           FOR IMMEDIATE RELEASE


                FURNITURE BRANDS INTERNATIONAL ANNOUNCES PROPOSED
           ACQUISITION OF HENREDON, DREXEL HERITAGE AND MAITLAND-SMITH
                    FROM LIFESTYLE FURNISHINGS INTERNATIONAL

         ESTABLISHES INDUSTRY LEADING PRESENCE IN PREMIUM PRICE CATEGORY


St. Louis,  Missouri,  December 5, 2001 - Furniture Brands  International (NYSE:
FBN) today announced the signing of a definitive agreement with LifeStyle Furnishings International for the purchase by Furniture Brands International of substantially all of the assets of Henredon Furniture Industries, Drexel Heritage Furnishings, and Maitland-Smith for $275 million in cash and common stock.

The proposed acquisition will establish an industry-leading presence for Furniture Brands International as the furniture industry's only full-line, whole-home resource in all middle and upper price categories, as Henredon, Drexel Heritage and Maitland-Smith are aligned with the company's other top brand names -- Broyhill, Lane and Thomasville.

Henredon Furniture Industries, headquartered in Morganton, North Carolina, designs and manufactures wood, upholstered and occasional furniture for the bedroom, dining room, living room, family room, and home office. Its products are in the high "premium" category, and the Henredon name is considered to be one of the premier brands in the industry. Since 1993, Henredon has manufactured and marketed a line of products for the Ralph Lauren Home Collection under an exclusive licensing arrangement. Henredon's products are offered through independent furniture stores, department stores, specialty retailers and designer showrooms.

Drexel Heritage Furnishings, headquartered in Drexel, North Carolina, designs and manufactures wood, upholstered, motion and occasional furniture for the bedroom, dining room, living room, family room and home office in the "premium" price category. Drexel Heritage licenses two branded collections -- the Pinehurst Collection and Lillian August -- and has an exclusive endorsement agreement with Golden Bear Golf, Inc. to furnish all country club and resort developments associated with Nicklaus design. Drexel Heritage's products are sold through independently owned Drexel Heritage stores and galleries and other retailers, department stores, specialty stores and designer showrooms.

Maitland-Smith, with its domestic headquarters in High Point, North Carolina, is a leading designer and manufacturer of "best" and "premium" hand-crafted, antique-inspired furniture, accessories, and lighting, utilizing a wide range of unique materials, including distinctive leather, fancy faced veneer, stone, and hand-painted metal. Maitland-Smith products are distributed internationally through select high-end retail furniture stores, designer showrooms, antique dealers and specialty gift stores.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands International, said, "With Broyhill, Lane and Thomasville, Furniture Brands International already has a strong position in the middle and upper-middle price points of residential furniture. The acquisition of Henredon, Drexel Heritage and Maitland-Smith will give us an industry-leading presence in the "premium" category as well, and will establish us as the furniture industry's only full-line, whole-home resource in all middle and upper price categories.

"We have been very patient over the past several years as we have considered and rejected a number of acquisition possibilities, electing instead to focus our substantial cash flow on debt reduction and improving our capital structure," Mr. Holliman continued. "Our patience has been rewarded. Henredon, Drexel Heritage and Maitland-Smith satisfy all our acquisition criteria and represent a significant strategic advance for us."

Mr. Holliman concluded, "Our financial condition will remain strong after the acquisition. Based on results for the latest twelve months, a very weak economic period, these companies would add approximately $425 million to our 2002 revenues and over $35 million in operating earnings. After the acquisition, our debt to book capitalization ratio will still be under 40%, approximately where we were at the end of the first quarter of this year. Pro forma against Furniture Brands International's 2000 year-end earnings per share of $2.15, this transaction would have been accretive in the 10% range."

For the net assets of the three companies, Furniture Brands will pay $275 million. $175 million will be in cash and will be funded through the company's existing credit facility. $100 million will be paid in the form of Furniture Brands International common stock, based on the average of the daily high and low in the ten trading days before closing, but with the condition that no more than 5 million shares nor less than 4 million shares will be issued. The transaction is subject to regulatory approval and is scheduled to close at or near year-end 2001.

Commenting on its current operations, the Company reaffirmed its earlier projection for earnings per share in the fourth quarter in the $0.34 to $0.39 range, and $1.30 to $1.35 for the full year 2001, excluding all restructuring charges. The Company also reiterated its belief that sales in the first half of 2002 will be flat to modestly down, with a recovery beginning mid-year and accelerating through the second half.

Furniture Brands International is an industry-leading branded consumer products company manufacturing home furnishings under three of the most recognizable brand names in the furniture industry -- Broyhill, Lane and Thomasville. The company's products cover a broad spectrum of style and price categories and are distributed through an extensive network of independently owned national, regional and local retailers.

Furniture Brands International will hold a conference call to discuss the transaction at 4:00 p.m. (Central Time) on December 5, 2001. The call can be accessed at www.streetevents.com, or on the company's website at www.furniturebrands.com.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include expected earnings per share, profit margins, and cash flow, the effects of certain business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. Furniture Brands International cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in Furniture Brands International's public releases and SEC reports, including but not limited to the report on Form 10-Q for the quarter ended September 30, 2001. Furniture Brands International also cautions investors that its forecast for earnings per share represents their outlook only as of this date, and they undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.